EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Eliza Tineo 212-826-6635
Web Site: www.hartmarx.com

HARTMARX REPORTS FOURTH QUARTER AND FULL YEAR RESULTS
IN LINE WITH MOST RECENT GUIDANCE;
REAFFIRMS MOST RECENT REVENUE AND EARNINGS RANGE FOR 2008

CHICAGO, January 28, 2008 - - Hartmarx Corporation (NYSE: HMX) today reported operating results for its fourth quarter and fiscal year ended November 30, 2007.  Full year net sales were $562.4 million in 2007 compared with $597.9 million in 2006.  The net loss in 2007 was $4.2 million or $.12 per basic and diluted share compared to net earnings of $7.3 million or $.20 per basic and diluted share last year.  Fourth quarter revenues were $151.2 million in the current period and the net loss was $6.7 million, representing $.19 per basic and diluted share.  Last year's fourth quarter revenues were $163.4 million with net earnings of $.3 million or $.01 per basic and diluted share.

The 2007 full year operating results were in line with the most recent guidance included in the Company's January 7, 2008 announcement.  The Company today also reaffirmed its 2008 guidance of estimated annual revenues in the range of $580 million - $600 million and full year earnings per diluted share in the range of $.30 - $.40.  First quarter results for 2008 are expected to approximate last year's first quarter revenues of $120 million and a loss per diluted share of $.09, and includes the effect of those licenses which the Company announced will not be renewed.

Hartmarx produces and markets business, casual and golf apparel under its own brands, including Hart Schaffner Marx, Hickey-Freeman, Palm Beach, Coppley, Monarchy, Manchester Escapes, Society Brand, Racquet Club, Naturalife, Pusser's of the West Indies, Brannoch, Sansabelt, Exclusively Misook, Barrie Pace, Eye, Christopher Blue, Pine IV, Worn, One Girl Who . . ., Zooey by alice heller and b.chyll.  In addition, the Company has certain exclusive rights under licensing agreements to market selected products under a number of premier brands such as Austin Reed, Tommy Hilfiger, Burberry men's tailored clothing, Ted Baker, Bobby Jones, Jack Nicklaus, Claiborne, Pierre Cardin, Perry Ellis, Lyle & Scott, Golden Bear, Jag and Starington. The Company's broad range of distribution channels includes fine specialty and leading department stores, value-oriented retailers and direct mail catalogs.

The comments set forth above contain forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "should" or "will" or the negatives thereof or other comparable terminology.  Forward-looking statements are not guarantees as actual results could differ materially from those expressed or implied in such forward-looking statements.  The statements could be significantly impacted by such factors as the level of consumer spending for men's and women's apparel, the prevailing retail environment, the Company's relationships with its suppliers, customers, licensors and licensees, actions of competitors that may impact the Company's business, possible acquisitions and the impact of unforeseen economic changes, such as interest rates, or in other external economic and political factors over which the Company has no control.  The reader is also directed to the Company's periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company's results of operations and financial condition.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

-- Financial Summary Follows --

HARTMARX CORPORATION
--- UNAUDITED FINANCIAL SUMMARY --
(000's omitted, except per share amounts)

	Statement of Earnings	Three Months Ended November 30		Twelve Months Ended November 30,
		2007	2006	2007	2006

	Net sales	$151,234	$163,429	$562,416	$597,890
	Licensing and other income	789	517	2,454	2,573
		152,023	163,946	564,870	600,463
	Cost of goods sold	115,643	115,641	384,110	404,618
	Selling, general & administrative expenses	44,773	45,220	178,271	174,924
		160,416	160,861	562,381	579,542
	Operating earnings (loss)	(8,393)	3,085	2,489	20,921
	Interest expense	2,443	2,568	9,238	9,169
	Earnings (loss) before taxes	(10,836)	517	(6,749)	11,752
	Tax provision (benefit)	(4,149)	186	(2,571)	4,466
	Net earnings (loss)	$(6,687)	$331	$(4,178)	$7,286

	Earnings (loss) per share:
	Basic	$(.19)	$.01	$(.12)	$.20
	Diluted	$(.19)	$.01	$(.12)	$.20

Average shares:	Basic	35,737	35,966	35,974	36,427
	Diluted	35,737	36,596	35,97	37,081

* * *
	November 30
Condensed Balance Sheet	2007	2006

Cash	$4,430	$2,304
Accounts receivable, net	93,465	113,688
Inventories	142,399	146,440
Prepaid expenses and other current assets	24,203	17,368
Goodwill and intangible assets	100,104	83,458
Deferred income taxes	59,978	39,312
Prepaid/intangible pension asset	--	36,550
Net fixed assets	35,273	33,964
Total Assets	$459,852	$473,084

Accou nts payable and accrued expenses	$96,188	$90,764
Total debt	120,745	113,355
Accrued pension liability	14,882	8,309
Shareholders' equity (1)	228,037	260,656

Total liabilities and shareholders' equity	$459,852	$473,084

Book value per share	$6.39	$7.13

Selected cash flow data:

Capital Expenditures	$18,030	$3,622
Depreciation of fixed assets	5,541	6,301
Amortization of intangible assets,
long-lived assets and
stock compensation expense	6,359	5,938

This information is preliminary and may be changed prior to filing Form 10-K.  No investment decisions should be based solely on this data.

(1)
Shareholders' equity at November 30, 2007 reflects adoption of Statement of Financial Accounting Standard No. 158 related to pensions as of November 30, 2007, the effect of which reduced shareholders' equity by $27.3 million.